SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                   FORM 8-A/A

                                (Amendment No. 6)
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               INAMED CORPORATION
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             (Exact name of registrant as specified in its charter)

               Delaware                                    59-0929629
(State of Incorporation or Organization)       (IRS Employer Identification No.)


5540 Ekwill Street - Suite D, Santa Barbara California           93111-2919
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(Address of principal executive offices)                         (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. | |


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form
relates:         N/A
          ---------------
          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
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                                (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

                                                  Name of each exchange
     Title of each class                          on which each class is
     to be so registered                          to be registered
     -------------------                          ----------------------
     Preferred Share Purchase Rights

          The undersigned registrant hereby amends its Registration on Form 8-A, as amended, by adding the information set forth below:

ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

          On December 22, 1999, the Board of Directors of Inamed Corporation (the "Company") authorized the amendment of its Amended and Restated Rights Agreement, dated as of November 16, 1999, resulting in Amendment No. 1 to Amended and Restated Rights Agreement (the "Amendment"), between the Company, Appaloosa Management L.P. and U.S. Stock Transfer Corporation, as Rights Agent ("Rights Agent"). The Amendment was adopted in the normal course of updating the existing stockholder rights plan and not in response to any acquisition proposal.

          The Company has amended the rights plan (i) to reduce the threshold level of beneficial ownership of the Company's common stock which triggers the exercisability of the preferred share purchase rights from 15% to 10%, other than for stockholders permitted to report ownership of common stock of the Company on Schedule 13G of the Securities Exchange Act of 1934, (ii) to include in the definition of "Associate" of a corporation or organization a person who beneficially owns 35% or more of any class of equity securities of a corporation or organization and who is also a director of such corporation or organization, and (iii) to eliminate a "grandfather clause" from the definition of "Acquiring Person" that exempted anyone who was an officer or director of the Company at the time of the adoption of the rights agreement.

          This summary description of Amendment No. 1 to Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1 to the Amended and Restated Rights Agreement which is attached hereto as Exhibit 5 and is incorporated herein by reference.

ITEM 2.        EXHIBITS.

(5) Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 22, 1999 between Inamed Corporation, Appaloosa Management L.P. and U.S. Stock Transfer Corporation, as Rights Agent.


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
                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 30, 1999                INAMED CORPORATION



                                        By:  /s/ David E. Bamberger
                                             -----------------------------------
                                             Name:   David E. Bamberger
                                             Title:  Sr. Vice President


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
                                  EXHIBIT INDEX


ITEM      EXHIBITS

1 Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 22, 1999 between Inamed Corporation, Appaloosa Management L.P. and U.S. Stock Transfer Corporation, as Rights Agent.



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